                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


                             TRICORD SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
[TRICORD SYSTEMS, INC. LOGO]




April 21, 2000

Dear Stockholder:

The date for this year's Annual Meeting is Thursday, May 18, 2000. It will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota, beginning at 1:00 p.m., Minneapolis time.

The Annual Meeting is an opportunity for you to meet the management of your Company. I look forward to seeing you.

IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING, WHETHER YOU CAN ATTEND OR NOT, AND I URGE YOU TO SIGN AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE.

                                   Sincerely,


                                   /s/ John J. Mitcham

                                   John J. Mitcham
                                   Chairman and Co-Chief Executive Officer

                          [TRICORD SYSTEMS, INC. LOGO]

                             TRICORD SYSTEMS, INC.
                       2905 Northwest Boulevard, Suite 20
                            Plymouth, Minnesota 55441

                              ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 2000

To the Stockholders of Tricord Systems, Inc.:

The Annual Meeting of the Stockholders of Tricord Systems, Inc. will be held on Thursday, May 18, 2000, at 1:00 p.m., Minneapolis time, at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota, for the following purposes:

(1)    To elect two directors for terms of three years.

(2) To consider and act upon a proposal to approve an amendment to the Company's 1998 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 3,000,000 shares to a total of 8,000,000 shares (plus any shares reserved, but not issued, under the Company's 1995 Stock Incentive Plan).

(3) To consider and act upon a proposal to approve an amendment to the Company's 1998 Non-Employee Director Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 550,000 to 800,000 shares.

(4) To ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year ending December 31, 2000.

(5)    To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on April 7, 2000 will be entitled to vote at the meeting or any adjournments.

                                 By Order of the Board of Directors,



                                 /s/ Thomas C. Thomas
                                 --------------------

                                 Thomas C. Thomas
                                 Secretary

April 21, 2000

                          [TRICORD SYSTEMS, INC. LOGO]

                              TRICORD SYSTEMS, INC.
                       2905 Northwest Boulevard, Suite 20
                            Plymouth, Minnesota 55441
                            -------------------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 2000

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Tricord Systems, Inc. (the "Company") of proxies in the accompanying form from holders of shares of Common Stock to be voted at the Annual Meeting of Stockholders to be held on May 18, 2000, at 1:00 p.m., Minneapolis time, at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota (the "Annual Meeting").

Only stockholders of record as of the close of business on April 7, 2000 will be entitled to vote at the Annual Meeting or any adjournments. On that date, the Company had 20,984,111 shares of Common Stock outstanding. Each share is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (10,492,056 shares) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present and entitled to vote at the Annual Meeting for the purposes of determining a quorum, without regard to whether the card reflects votes withheld from director nominees or abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

Because the director nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting will be elected as directors, votes that are withheld from the election of director nominees will be excluded entirely from the vote and will have no effect. The other proposals described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that proposal. Shares voted as abstaining on any of these proposals will be treated as shares present and entitled to vote that were not cast in favor of the proposals, and thus will be counted as votes against the particular proposal. Shares represented by a proxy card that includes any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

A proxy card is enclosed for your use. You are solicited on behalf of the Board to SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegram or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy materials to the beneficial owners of Common Stock.

Any stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting either by giving written notice of such revocation to the Secretary of the Company, by filing a duly executed proxy bearing a later date with the Secretary of the Company, or by appearing at the Annual Meeting and filing written notice of revocation with the Secretary of the Company prior to use of the proxy. Proxies will be voted as specified by stockholders.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH IN THE NOTICE OF MEETING.

This Proxy Statement and the enclosed form of proxy will be mailed to each stockholder on or about April 21, 2000, together with the Annual Report to Stockholders of the Company for the year ended December 31, 1999.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information, as of April 7, 2000, regarding the beneficial ownership of Common Stock of the Company, its only class of voting securities, by each person known by the Company to own more than 5% of such outstanding shares, each director, each of the executive officers named in the summary compensation table, a certain other executive officer and the current directors and executive officers of the Company as a group (consisting of ten persons). Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. Shares subject to options exercisable within 60 days are treated as outstanding only when determining the amount and percentage owned by such individual or entity.


                                                                              NUMBER OF         PERCENT OF
                                                                              ---------         ----------
NAME                                                                           SHARES              CLASS
----                                                                           ------              -----
Joseph R. Canion                                                            4,281,500(1)           18.6%
Yuval Almog                                                                   159,446(2)               *
Tom R. Dillon                                                                  61,965(3)               *
Donald L. Lucas                                                               362,872(4)            1.7%
Fred G. Moore                                                                  55,760(5)               *
John J. Mitcham                                                             1,404,060(6)            6.6%
Alexander H. Frey                                                             501,274(7)            2.4%
Charles E. Pearsall                                                           291,617(8)            1.4%
Joan M. Wrabetz                                                               100,000(9)              *
All current directors and executive officers as a group
   (10 persons)                                                             7,252,744(10)          30.2%

-----------
 * Less than 1%.

(1) Includes warrants issued December 15, 1998 to purchase 2,000,000 shares at $3.50 per share, expiring December 15, 2003. Mr. Canion's address is 5 Post Oak Park, Suite 1655, Houston, TX 77027.

(2) Includes options to purchase 10,000 shares that are exercisable on or before June 6, 2000.

(3) Includes options to purchase 26,666 shares that are exercisable on or before June 6, 2000.

(4) Includes 57,872 shares held by the Donald L. Lucas & Lygia S. Lucas Trust DTD 12-3-84 and 227,500 shares held by the Donald L. Lucas Profit Sharing Trust DTD 1-1-84. Also includes options to purchase 40,000 shares that are exercisable on or before June 6, 2000. Also includes warrants issued December 15, 1998 to purchase 37,500 shares at $3.50 per share, expiring December 15, 2003.

(5) Includes options to purchase 24,583 shares that are exercisable on or before June 6, 2000.

(6) Includes options to purchase 272,619 shares that are exercisable on or before June 6, 2000.

(7) Includes options to purchase 282,835 shares that are exercisable on or before June 6, 2000.

(8) Includes options to purchase 192,375 shares that are exercisable on or before June 6, 2000.

(9) Includes options to purchase 100,000 shares that are exercisable on or before June 6, 2000.

(10) Includes options to purchase 980,328 shares that are exercisable on or before June 6, 2000 and 2,037,500 shares of Common Stock issuable upon the exercise of outstanding warrants.


                              ELECTION OF DIRECTORS

NOMINATION

The Company's Certificate of Incorporation, as amended, provides that the Board shall consist of between one and nine members, as determined from time to time by the Board, divided into three classes in as nearly equal number as possible. The term of each class of directors is three years, and the term of one class expires each year in rotation. The terms of the directors in Class A expire with this Annual Meeting.

The Board has recommended that Donald L. Lucas and Fred G. Moore, the current Class A directors, be nominated for election as directors in Class A to serve a three-year term expiring at the 2003 Annual Meeting of Stockholders, or until each of their respective successors are elected and qualified. Messrs. Lucas and Moore each have consented to serve for the new term, if elected.

NOMINEES AND CONTINUING DIRECTORS

The nominees for election as directors and the continuing directors, their ages (as of March 31, 2000), the year in which each first became a director and their principal occupations or employment are as follows:



                                                                                               YEAR FIRST
NAMES OF NOMINEES AND DIRECTORS                 PRINCIPAL OCCUPATION                 AGE     BECAME DIRECTOR
-------------------------------                 --------------------                 ---     ---------------
Nominees for three-year term expiring in 2003:
Donald L. Lucas                  Private Investor                                    70            1992
Fred G. Moore                    President of Horison, Inc.                          52            1998

Directors not standing for election this year whose terms expire in 2002:

John J. Mitcham                  Chairman and Co-Chief Executive Officer of the      59            1995
                                 Company
Tom R. Dillon                    Vice President of Operations of Netflix.com
                                 Inc.                                                56            1998


Director not standing for election this year whose term expires in 2001:


Yuval Almog                      President of CORAL Group, Inc., a venture capital   50            1987
                                 management company



Except as indicated below, during the past five years, there has been no change in the principal occupations or employment of the nominees for election as a director or of the continuing directors.

Mr. Mitcham has been Co-Chief Executive Officer since May 13, 1999 and Chief Executive Officer and a director of the Company since May 2, 1995, and was elected Chairman in October 1998. From 1989 to May 1995, Mr. Mitcham served as President and Chief Executive Officer of AT&T Paradyne Corporation.

Mr. Dillon joined NetFlix.com Inc. in April 1999 as its Vice President of Operations. From January 1998 to March 1999, Mr. Dillon was Vice President and Chief Information Officer at Candescent Technologies Corporation. From 1987 to December 1997, Mr. Dillon was employed by Seagate Technology, Inc. in various management positions, the last being Vice President and Chief Information Officer.

Mr. Moore is President of Horison, Inc., an information strategies firm he founded in March 1998. From 1976 to February 1998, Mr. Moore was employed at Storage Technologies, Inc., most recently as Corporate Vice President, Strategic Marketing. As described under "Compensation of Directors and Executive Officers," Mr. Moore consulted with and assisted the Company in providing professional marketing services with respect to certain of the Company's products.

The following Board members also serve as directors of the designated public companies: Mr. Almog - ebix.com, Inc. and RT-Set Real Time Synthesized Entertainment Technology, Ltd.; Mr. Lucas - Cadence Design Systems, Inc., Coulter Pharmaceutical, Inc., Macromedia, Inc., Oracle Corporation, Preview Systems, Inc. and Transcend Services, Inc.; and Mr. Mitcham - Reptron Electronics, Inc.

COMMITTEES AND ATTENDANCE

The business and affairs of the Company are managed by the Board which met on eight occasions and took action by written consent twice during 1999. Mr. Almog and Mr. Dillon attended 100%, Mr. Moore attended 90% and Mr. Lucas attended 80% of meetings of the Board during 1999.

The Board maintains standing committees of the Board including the Finance and Audit Committee and the Compensation Committee. There is no Nominating Committee of the Board.

The Finance and Audit Committee performs principally the following functions: reviews the Company's current and long-range financial position, financial policies and performance objectives; makes recommendations to the Board on allocation of capital and banking relationships; evaluates retirement plan investment management and fund performance; reviews the Company's business insurance policies; recommends to the Board the engagement of the Company's independent auditors; reviews with the independent auditors the plan and results of the auditing engagement; reviews the adequacy of the internal accounting controls; and reviews the range of audit and non-audit professional service fees, approves such services and considers the independence of the Company's independent auditors. The members of the Finance and Audit Committee are Messrs. Dillon and Lucas. The Committee met once during 1999 and both Mr. Dillon and Mr. Lucas attended. In January 2000 Mr. Almog was appointed as a member of the Finance and Audit Committee.

The Compensation Committee reviews and recommends for approval to the Board the remuneration arrangements for the Company's executive officers and the adoption of compensation and option plans in which these persons and other key employees of the Company may participate. The Compensation Committee also serves as the disinterested committee administering the Company's various stock option plans. The members of the Compensation Committee are Messrs. Almog and Lucas. The Compensation Committee meet one and took action by written consent once during 1999 and both Mr. Almog and Mr. Lucas attended.

DIRECTOR COMPENSATION

Non-employee directors receive an annual retainer of $10,000 plus $1,500 for each Board meeting and committee meeting (if on a date other than a Board meeting) attended and are reimbursed for travel and lodging expenses in connection with attendance at Board and committee meetings. The 1998 Non-Employee Director Stock Plan (the "1998 Director Plan") provides that, in the discretion of the Board, payment of the directors' annual cash retainer and meeting fees may be made in the form of Company Common Stock. During 1999, the non-employee directors received cash reimbursement for expenses in the following amounts: Mr. Almog ($0); Mr. Dillon ($3,436); Mr. Lucas ($6,110); and Mr. Moore ($1,724).

Non-employee directors are entitled to participate in the 1998 Director Plan. The 1998 Director Plan provides for automatic grants of non-qualified options to the Company's non-employee directors. Currently, 550,000 shares are reserved for issuance under the 1998 Director Plan. In accordance with the terms of the 1998 Director Plan, new non-employee directors of the Company who are first elected or appointed to the Board to fill new directorships or vacancies will automatically be granted, on a one-time basis on the date of their election or appointment, non-qualified options to purchase 25,000 shares of Common Stock, at an exercise price equal to the closing market price of the Common Stock on the date of grant. The 1998 Director Plan further provides that, on January 5 of each year, each non-employee director will automatically be granted additional options to purchase 10,000 shares, with an exercise price equal to the closing market price on the date of grant. The one-time option grants become exercisable each month on a cumulative basis with respect to 2.78% of the total shares covered by each such option, commencing one month after the date of grant and terminating five years after the date of grant. Each annual option grant becomes exercisable in full six months after its date of grant and terminates five years after its date of grant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Composed entirely of outside directors, the Compensation Committee of the Board is responsible for reviewing and approving remuneration arrangements for the Company's executive officers and the administration of compensation and stock option plans in which these individuals and other key employees participate. In addition, the committee reviews and provides direction for the development of future leadership to meet the long-term organizational and growth objective requirements of the Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES. The Company's executive compensation philosophy is to pay for individual and Company results. The objectives of the Company's executive compensation program are to:

  -  reward the achievement of desired Company and individual performance goals;

  - provide compensation that is competitive with other companies of comparable size and complexity that will enable the Company to attract and retain key executive talent; and

  - align the interests of the Company's executives to stockholder return through long-term opportunities for stock ownership.

In determining the compensation of the Company's executive officers, the Compensation Committee considers a number of factors, including Company performance, both separately and in relation to other companies competing in the Company's markets, the individual performance of each executive officer, comparative compensation surveys concerning compensation levels and stock grants at other companies, historical compensation levels and stock awards at the Company and the overall competitive environment for executives and the level of compensation necessary to attract and retain key executive talent.

The Company's executive compensation program is comprised of base salary, annual incentive opportunities in the form of cash bonuses and long-term incentive opportunities in the form of stock options. The Compensation Committee uses its discretion to establish executive compensation at levels which, in its judgment, are warranted by external and internal factors, as well as an executive's individual circumstances. As a result, actual compensation levels may be greater or less than the compensation levels at the companies used in the comparative analysis based upon annual and long-term Company performance as well as individual performance.

BASE SALARY. The Compensation Committee regularly reviews each executive's base salary. Base salaries are determined by taking into account an executive's level of responsibility, prior experience and competitive market data. The annual merit program for executives is the same as for all of the Company's employees. No executive officers were granted base salary increases for 2000.

The compensation of John J. Mitcham, the Company's Chairman and Co-Chief Executive Officer, is determined in accordance with his employment agreement with the Company, which was entered into in May 1995. Pursuant to this employment agreement, Mr. Mitcham is paid an annual base salary that was initially established at $300,000 in May 1995. Effective April 1, 1997, Mr. Mitcham voluntarily reduced his annual base salary 20% to $240,000. Each year the Compensation Committee conducts a performance and salary review of Mr. Mitcham's base salary to determine whether it should be increased. Based on this review, the Compensation Committee determined to maintain Mr. Mitcham's base salary at $300,000, subject to Mr. Mitcham's voluntary reduction to $240,000. In addition, the employment agreement provides that the Company will reimburse Mr. Mitcham for premiums on a term life insurance policy up to a maximum of $3,500 per year. The Compensation Committee will conduct a performance and salary review in May 2000 for the purpose of determining Mr. Mitcham's base salary for the ensuing year, which review will be based upon both individual and Company performance. In making its determination of base salary for Mr. Mitcham, the Compensation Committee will consider the same factors as described above with respect to all other executive officers.

ANNUAL CASH BONUSES. The philosophy of the Compensation Committee is to provide executives with direct financial incentives in the form of annual cash bonuses to achieve Company, business unit and individual performance goals. The Compensation Committee does not have a fixed formula or criteria for determining annual cash bonuses. Instead, the Compensation Committee, in its discretion, establishes bonuses at year-end, based upon the extent to which the Company has achieved its annual business plan and the individual executive has achieved his goals. No annual cash bonuses were awarded to executive officers for 1999. In March 2000, the Compensation Committee determined that Mr. Mitcham had achieved certain performance goals related to a bonus option of 100,000 shares of Common Stock granted in October 1998 and that such bonus option become exercisable in full.

LONG-TERM INCENTIVES. The 1998 Stock Incentive Plan (the "1998 Plan") is a broad "omnibus" plan that provides the Compensation Committee with significant flexibility to award key executives stock options, restricted stock awards, stock appreciation rights, performance units and stock bonuses. To date, long-term incentives have been provided primarily in the form of stock options, which are granted with an exercise price equal to the fair market value of the Common Stock at the date of grant and become exercisable proportionately over a period of time. Grants of all awards under the 1998 Plan are made by the Compensation Committee in its discretion based upon an executive's contribution toward Company performance and expected contribution toward meeting the Company's long-term strategic goals. Because the value to an executive of the various stock awards depends on increases in the market price of the Common Stock, the Compensation Committee believes that this form of compensation aligns an executive's compensation more closely with increases in stockholder value.

During 1999, the Compensation Committee did not grant new stock options to any of its named executive officers.

TAX LAW CHANGES. The Omnibus Reconciliation Act of 1993 added Section 162(m) to the Internal

Revenue Code of 1986, as amended (the "Code"). Section 162(m) generally precludes the Company and other public companies from taking a tax deduction for compensation over $1 million which is not "performance-based" and is paid, or otherwise taxable, to executives named in the Summary Compensation Table and employed by the Company at the end of the applicable tax year. The Company does not believe that any named executive is likely to earn over $1 million in 2000. Therefore, the Company does not have a policy at this time regarding qualifying the compensation paid to its executive officers for deductibility under Section 162(m), but will formulate such a policy if compensation levels approach $1 million.

                                          Compensation Committee,


                                          Yuval Almog, Chairman
                                          Donald L. Lucas


                     PROPOSAL TO APPROVE A CERTAIN AMENDMENT
                        TO THE 1998 STOCK INCENTIVE PLAN

PROPOSED AMENDMENT

In March 2000, the Board approved, subject to stockholder approval, a certain amendment to its 1998 Stock Incentive Plan (the "1998 Plan"), and directed that this amendment be submitted to the Company's stockholders for their approval. The 1998 Plan was originally approved by the stockholders on May 15, 1998 and certain amendments were approved by the stockholders on March 17, 1999.

The change to the 1998 Plan to be made by the proposed amendment is a 3,000,000 share increase in the number of shares of Common Stock that may be issued under the 1998 Plan to 8,000,000 shares (plus any shares reserved for issuance, but not issued, under the Company's 1995 Stock Incentive Plan).

PURPOSE OF THE PROPOSED AMENDMENT

The Company believes that providing stock option grants and other incentive awards under the 1998 Plan is an important element in the overall success of the Company. In general, the Board believes that equity-based incentives align the interests of the Company's management and employees with those of the Company's stockholders. In addition, providing stock option grants and other incentive awards under the 1998 Plan is an important strategy for attracting and retaining the type of high-quality executives, employees and advisors the Board believes necessary for the Company to achieve its goals. Given the intense competition for such personnel, the Board believes that its ability to offer competitive compensation packages, including those with equity-based incentive components, is particularly important in attracting and retaining qualified candidates. The Board also believes that it will be necessary for the Company to offer significant equity incentives to these types of individuals and that it will therefore be necessary to increase significantly the number of shares available for issuance under the Company's stock-based compensation plans.

SUMMARY OF THE 1998 PLAN

A general description of the basic features of the 1998 Plan is outlined below. Unless otherwise indicated, the following summary of the principal provisions of the 1998 Plan assumes the approval of the foregoing proposed amendment to the 1998 Plan. This summary is qualified in its entirety by reference to the full text of the 1998 Plan, as amended, a copy of which may be obtained from the Company at the address set forth at the beginning of this Proxy Statement.

The 1998 Plan provides for the grant to participating eligible recipients of the Company of stock options

("Options"), including both incentive stock options ("Incentive Options") and non-statutory stock options ("Non-Statutory Options"), Restricted Stock Awards, Performance Units, Stock Bonuses and Stock Appreciation Rights. Options, Restricted Stock Awards, Performance Units, Stock Bonuses and Stock Appreciation Rights are collectively referred to as "Incentive Awards."

ADMINISTRATION. The 1998 Plan may be administered by the Board or by a committee consisting of not less than two members of the Board (the Board or any such committee is referred to as the "Committee"). The 1998 Plan vests broad powers in the Committee to administer and interpret the 1998 Plan, including the authority to select the participants that will be granted Incentive Awards under the 1998 Plan, to determine the nature, extent, timing, exercise price, vesting and duration of Incentive Awards and to prescribe all other terms and conditions of Incentive Awards that are consistent with the 1998 Plan. The Committee may modify the terms of an outstanding Incentive Award in any manner (with the consent of the affected participant for most modifications) as long as the modified terms are permitted by the 1998 Plan as then in effect.

SHARES TO BE AWARDED. Prior to the proposed amendment of the 1998 Plan described in this Proxy Statement, there were authorized for issuance under the 1998 Plan 5,000,000 shares of Common Stock, plus any shares of Common Stock that are not issued under the Company's 1995 Stock Incentive Plan. The amendment to the 1998 Plan proposed hereby would increase the number of shares authorized under the 1998 Plan from 5,000,000 to 8,000,000 shares. As of April 7, 2000, 502,907 shares of Common Stock had been issued upon the exercise of options granted under the 1998 Plan, options to purchase 3,956,125 shares of Common Stock at a weighted average exercise price of $4.65 were outstanding and 781,868 shares remained available under the 1998 Plan. Assuming approval of an increase of 3,000,000 shares to the 1998 Plan, 3,781,868 shares would be available for future grant.

No participant in the 1998 Plan may be granted, during each year during the term of the 1998 Plan, any Options or Stock Appreciation Rights or any other Incentive Awards with a value based solely on an increase in the value of the Common Stock after the date of grant, relating to more than an aggregate of 500,000 shares of Common Stock.

Any shares of Common Stock that are subject to an Incentive Award that expires or is terminated and any shares of Common Stock that are subject to an Incentive Award that is settled or paid in cash or any form other than shares of Common Stock will again become available for issuance under the 1998 Plan. Any shares of Common Stock that constitute the forfeited portion of a Restricted Stock Award, however, will not become available for further issuance under the 1998 Plan. In the event of any reorganization, merger, recapitalization, stock dividend, stock split or similar change in the corporate structure or shares of the Company, appropriate adjustments will be made to the number and kind of shares reserved under the 1998 Plan and under outstanding Incentive Awards and to the exercise price of outstanding Options.

PARTICIPANTS. All employees (including officers and directors who are also employees) and all non-employee consultants and independent contractors of the Company are eligible to participate in the 1998 Plan. On April 7, 2000, there were approximately 30 full-time employees of the Company eligible to be granted Incentive Awards under the 1998 Plan.

OPTIONS. Incentive Options and Non-Statutory Options must be granted with an exercise price equal to at least the fair market value of the Common Stock on the date of grant. On April 7, 2000, the closing price per share of the Common Stock as reported on the Nasdaq SmallCap Market System was $9.94. Options will become exercisable at such times and in such installments as may be determined by the Committee, provided that Options may not become exercisable prior to six months from their date of grant and may not be exercisable after 10 years from their date of grant.

The exercise price of options must be paid in cash, except that the Committee may allow payment to be made (in whole or in part) by delivery of a "broker exercise notice" (pursuant to which the broker or dealer is instructed to sell enough shares or loan the optionee enough money to pay the exercise price and to remit such sums to the Company), a promissory note or by transfer of shares of Common Stock (either previously owned by the participant or to be acquired upon Option exercise). The aggregate fair market value of shares of Common Stock with respect to which incentive stock options within the meaning of Section 422 of the Code become exercisable for the first time by a participant in any calendar year may not exceed $100,000. Any Incentive Options in excess of this amount will be treated as Non-Statutory Options.

STOCK APPRECIATION RIGHTS. A Stock Appreciation Right is a right to receive a payment from the Company in the form of shares or cash or a combination of both (as determined by the Committee), equal to the difference between the fair market value of one or more shares of Common Stock and the exercise price of such shares under the terms of the Stock Appreciation Right. The exercise price of a Stock Appreciation Right will be determined by the Committee, but may not be less than the fair market value of the Common Stock on the date of grant. Stock Appreciation Rights become exercisable at such times and in such installments as may be determined by the Committee, except that Stock Appreciation Rights may not become exercisable prior to six months from their date of grant and may not be exercisable after 10 years from their date of grant.

RESTRICTED STOCK AWARDS. A Restricted Stock Award is an award of Common Stock that vests at such times and in such installments as may be determined by the Committee and, until it vests, is subject to restrictions on transferability and to the possibility of forfeiture. The Committee may impose such restrictions or conditions to the vesting of Restricted Stock Awards as it deems appropriate, including that the participant remain in the continuous employ or service of the Company for a certain period or that the participant or the Company satisfy certain performance goals or criteria. No Restricted Stock Award may vest prior to six months from its date of grant.

Unless the Committee determines otherwise, any dividends or distributions (including regular quarterly dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. In addition, the Committee may require that regular quarterly cash dividends be reinvested in shares of Common Stock.

STOCK BONUSES. A Stock Bonus is an award of Common Stock that is not subject to risk of forfeiture. A Stock Bonus may be granted without any restrictions, or the Common Stock covered by the Award may be made subject to restrictions on transferability.

PERFORMANCE UNITS. A Performance Unit is a right to receive a payment from the Company, in the form of shares or cash or a combination of both (as determined by the Committee), upon the achievement of established performance goals. A Performance Unit will vest at such times and in such installments as may be determined by the Committee. The Committee may impose such restrictions or conditions to the vesting of Performance Units as it deems appropriate, including that the participant remains in the continuous employ or service of the Company for a certain period or that the participant or the Company satisfy certain performance goals or criteria.

CHANGE IN CONTROL. See "Executive Compensation--Change in Control Arrangements", below in this Proxy Statement, for a discussion regarding the effect of a "change in control" on Incentive Awards granted under the 1998 Plan.

EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE. In the event a participant's employment or other service with the Company is terminated by reason of death, disability or retirement, (i) all outstanding Options and Stock Appreciation Rights will remain exercisable to the extent then exercisable for a period of one year after such termination (three months in the case of retirement), but in no event after their original expiration date, (ii) all Restricted Stock Awards then held by the participant will become fully vested and nonforfeitable, and
(iii) all Performance Units and Stock Bonuses then held by the participant will vest or continue to vest according to their original terms.

In the event a participant's employment or other service with the Company is terminated for any other reason, (ii) all outstanding Options and Stock Appreciation Rights will immediately terminate without notice, (ii) all Restricted Stock Awards that have not vested as of such termination will be terminated and forfeited, and (iii) all Performance Units and Stock Bonuses then held by the participant will vest or continue to vest according to their original terms; provided, however, that if such termination is due to any reason other than the voluntary termination by the participant or termination by the Company for cause, all Options and Stock Appreciation Rights will remain exercisable for three months to the extent then exercisable.

The Company may, in its discretion, modify these post-termination provisions, provided that no Incentive Award may become exercisable or vest prior to six months from its date of grant and no Option or Stock Appreciation Rights may remain exercisable beyond its expiration date.

FEDERAL INCOME TAX CONSEQUENCES

The following general description of federal income tax consequences is based on current statutes, regulations and interpretations. This description is not intended to address specific tax consequences applicable to an individual participant who receives an Incentive Award and does not address special rules that may be applicable to directors, officers and greater-than-10% stockholders of the Company.

OPTIONS. There will not be any federal income tax consequences to either the participant or the Company as a result of the grant to a participant of an Option under the 1998 Plan. The exercise by a participant of an Incentive Option will also not result in any federal income tax consequences to the Company or the participant, except that an amount equal to the excess fair market value of the shares acquired upon exercise of the Incentive Option, determined at the time of exercise, over the consideration paid for the shares by the participant will be a tax preference item for purposes of the alternative minimum tax. Upon the exercise of a Non-Statutory Option, a participant will recognize ordinary income on the date of exercise in an amount equal to the difference between the fair market value of the shares purchased and the consideration paid for the shares. In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of a Non-Statutory Option for any amounts includable in the taxable income of a participant as ordinary income.

If a participant disposes of the shares acquired upon exercise of an Incentive Option, the federal income tax consequences will depend upon how long the participant has held the shares. If the participant does not dispose of the shares within two years after the Incentive Option was granted, or within one year after the participant exercised the Incentive Option and the shares were transferred to the participant, then the participant will recognize a long-term capital gain or loss. The amount of the long-term capital gain or loss will be equal to the difference between (i) the amount the participant realized on disposition of the shares and (ii) the option price at which the participant acquired the shares. The Company is not entitled to any compensation expense deduction under these circumstances.

If the participant does not satisfy both of the above holding period requirements, then the participant will be required to report as ordinary income, in the year the participant disposes of the shares, the amount by which the lesser of the fair market value of the shares at the time of exercise of the Incentive Option or the amount realized on the disposition of the shares (if the disposition is the result of a sale or exchange to one other than a related taxpayer) exceeds the option price for the shares. The Company will be entitled to a compensation expense deduction in an amount equal to the ordinary income includable in the taxable income of a participant. The remainder of the gain or loss recognized on the disposition, if any, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

STOCK APPRECIATION RIGHTS. A participant who receives a Stock Appreciation Right will not recognize any taxable income at the time of grant. Upon exercise of a Stock Appreciation Right, the participant will realize ordinary income in an amount equal to the cash and fair market value of any shares of Common Stock received by the participant. The Company will receive a corresponding tax deduction for any amounts includable by the participant as ordinary income.

RESTRICTED STOCK AWARDS AND STOCK BONUSES. With respect to shares issued pursuant to a Restricted Stock Award that are not subject to risk of forfeiture or with respect to Stock Bonuses, a participant will include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received in the date of receipt. With respect to shares that are subject to a risk of forfeiture, a participant may file an election under Section 83(b) of the Code within 30 days after the receipt to include as ordinary income in the year of receipt an amount equal to the fair market value of the shares received on the date of receipt (determined as if the shares were not subject to any risk of forfeiture). If a Section 83(b) election is made, the participant will not recognize any additional income when the restrictions on the shares issued in connection with the Restricted Stock Award lapse. The Company will receive a corresponding tax deduction for any amounts includable by the participant as ordinary income.

A participant who does not make a Section 83(b) election within 30 days of a Restricted Stock Award that is subject to a risk of forfeiture will recognize ordinary income at the time of the lapse of the restrictions in an amount equal to the then fair market value of the shares freed of restrictions. The Company will receive a corresponding tax deduction for any amounts includable by the participant as ordinary income.

PERFORMANCE UNITS. A participant who receives a Performance Unit will not recognize any taxable income at the time of grant. Upon settlement of the Performance Unit, the participant will realize ordinary income in an amount equal to the cash and fair market value of any shares of Common Stock received by the participant. The Company will receive a corresponding tax deduction for any amounts includable by the participant as ordinary income.

EXCISE TAX ON PARACHUTE PAYMENTS. The Code imposes a 20% excise tax on the recipient of "excess parachute payments," as defined in the Code, and denies tax deductibility to the Company for such excess parachute payments. Generally, parachute payments are payments in the nature of compensation to employees of a company who are officers, shareholders or highly compensated employees, which payments are contingent upon a change in control of a company. Acceleration of the vesting of Incentive Awards upon a change in control of the Company may constitute parachute payments and, in certain cases, "excess parachute payments." The 1998 Plan limits the acceleration of such vesting to avoid excess parachute payments unless the participant is subject to a separate agreement with the Company (as is the case of Mr. Mitcham) which specifically provides that excess parachute payments attributable to accelerated vesting will not reduce other payments from the Company.

SECTION 162(M). Under Section 162(m) of the Code, the deductibility of certain compensation paid to the chief executive officer and each of the four other most highly compensated executives of publicly held companies is limited to $1,000,000. Compensation for this purpose generally includes any items of compensation expense described above in connection with Incentive Awards under the 1998 Plan. However, certain types of compensation are excepted from this limit, including compensation that qualifies as "performance-based compensation." Under Section 162(m), any compensation expense resulting from the exercise of Options or Stock Appreciation Rights under the 1998 Plan with exercise prices equal to (or greater than) the fair market value of the Common Stock on the date of grant should qualify as "performance-based compensation" excepted from the limit of Section 162(m). However, compensation expense in connection with any other Incentive Awards under the 1998 Plan would be subject to this limit.

RECOMMENDATION OF THE BOARD

The Board recommends a vote FOR approval of the amendments to the 1998 Plan. The affirmative vote of the holders of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting, assuming a quorum is present, is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR approval of such proposed amendments.


                     PROPOSAL TO APPROVE A CERTAIN AMENDMENT
                  TO THE 1998 NON-EMPLOYEE DIRECTOR STOCK PLAN

PROPOSED AMENDMENT

In March 2000, the Board approved, subject to stockholder approval, a certain amendment to its 1998 Non-Employee Director Stock Plan (the "1998 Director Plan"), and directed that this amendment be submitted to the Company's stockholders for their approval. The 1998 Director Plan was originally approved by the stockholders on May 15, 1998.

The change to the 1998 Director Plan to be made by the proposed amendment is a 250,000 share increase in the number of shares of Common Stock that may be issued under the 1998 Director Plan, from 550,000 to 800,000 shares.

PURPOSE OF THE PROPOSED AMENDMENT

The 1998 Director Plan provides for awards of options and Common Stock to directors who are not employees of the Company. The purpose of the 1998 Director Plan generally is to advance the interests of the Company and its stockholders by enabling the Company to attract and retain the services of experienced and knowledgeable non-employee directors and to align the interest of such directors with the Company's long-term success and progress and with the interests of the Company's stockholders. Accordingly, the purpose of the proposed amendment to the 1998 Director Plan is to further these general objectives by expanding the Board's ability to make awards under the 1998 Director Plan and attract and retain such individuals.

SUMMARY OF THE 1998 DIRECTOR PLAN

A general description of the basic features of the 1998 Director Plan is outlined below. Unless otherwise indicated, the following summary of the principal provisions of the 1998 Director Plan assumes the approval of the foregoing proposed amendment to the 1998 Director Plan. The summary is qualified in its entirety by the full text of the plan, a copy of which may be obtained from the Company at the address set forth at the beginning of this Proxy Statement.

ADMINISTRATION; PARTICIPATION. The 1998 Director Plan is administered by the Board. Directors of the Company who are not employees of the Company are eligible to participate in the 1998 Director Plan.

SHARES TO BE AWARDED. Prior to the proposed amendment to the 1998 Director Plan described in this Proxy Statement, there were authorized for issuance under the 1998 Director Plan 550,000 shares of Common Stock. The amendment to the 1998 Director Plan proposed hereby would increase the number of shares authorized for issuance under the 1998 Director Plan by 250,000 shares, from 550,000 to 800,000 shares. As of April 7, 10,000 shares of Common Stock had been issued upon the exercise of options under the 1998 Director Plan, and options to purchase 140,000 shares of Common Stock at a weighted average price of $2.40 were outstanding. Accordingly, 141,751 shares remain available for future grant. Assuming approval of an increase of 250,000 shares to the 1998 Director Plan, 391,751 shares would be available for future grants.

In the event of any reorganization, merger, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offerings, or extraordinary dividend or divestiture or any other change in the corporate structure or shares of the Company, the Board shall make adjustments, determined by the Board in its discretion to be appropriate, as to the number and kind of securities subject to and reserved under the 1998 Director Plan and, in order to prevent dilution or enlargement of rights of eligible directors, the number, kind and exercise price of outstanding awards of options and Common Stock. The Board may amend the 1998 Director Plan from time to time in such respects as the Board may deem advisable in order that awards of options and Common Stock under the 1998 Director Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no amendment to the 1998 Director Plan will be effective without approval of the stockholders of the Company if stockholder approval is then required pursuant to the rules of any stock exchange or Nasdaq or similar regulatory body. Awards of options and Common Stock may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. The 1998 Director Plan will terminate on February 20, 2003, unless sooner terminated by action of the Board. No awards of options and Common Stock will be granted after termination of the 1998 Director Plan.

DIRECTOR OPTIONS. Under the 1998 Director Plan, each eligible director automatically receives, on a one-time basis, a non-qualified option to purchase 25,000 shares of Common Stock (the "Initial Option") upon such director's initial election or appointment to the Board. In addition to the Initial Option, a non-qualified option to purchase 10,000 shares of Common Stock (the "Annual Option") is granted automatically on each January 5 to each eligible director as of such dates. The Initial Options and Annual Options are sometimes collectively referred to as "Director Options."

Each Initial Option becomes exercisable each month on a cumulative basis with respect to 2.78% of the total shares covered by such Initial Option, commencing one month after the date of grant and terminates five years after its date of grant. The Annual Option becomes exercisable in full six months after its date of grant and terminates five years after its date of grant. The exercise price per share to be paid by an eligible director at the time a Director Option is exercised will be the closing market price of one share of Common Stock on the date of grant, determined based upon the closing price of the Common Stock as reported by the Nasdaq SmallCap Market on the date of grant. On April 7, 2000, the closing price of one share of Common Stock as reported by the Nasdaq SmallCap Market was $9.94. A Director Option may be exercised by an eligible director in whole or in part from time to time by delivery to the Company of a written notice of exercise, accompanied by payment in cash or personal check payable to the Company, of the full exercise price for the shares being purchased. In the event that an eligible director's service as a director terminates, the Director Options will remain exercisable for three months after such termination (one year with respect to termination due to death or disability and immediate termination with respect to termination of service by the director or termination by the Company for "cause"). In no event, however, may Director Options be exercised after their expiration date.

RETAINER STOCK AND MEETING STOCK. In the Board's discretion, the $10,000 annual retainer to which eligible directors are entitled on each November 1 may be paid in the form of cash or Common Stock. If payment is made in Common Stock, each eligible director as of such dates will receive such number of shares of Common Stock (the "Retainer Stock") as equals $10,000 divided by the fair market value of one share of Common Stock as of each immediately preceding October 31.

In addition, in the Board's discretion, the $1,500 meeting fee to which eligible directors are entitled may be paid in the form of cash or Common Stock. If payment is made in Common Stock, each eligible director as of such meeting dates will receive such number of shares of Common Stock (the "Meeting Stock") as equals $1,500 divided by the fair market value of one share of Common Stock as of each immediately preceding day in which trading occurs on the Nasdaq SmallCap Market.

FEDERAL INCOME TAX CONSEQUENCES

The following general description of federal income tax consequences is based on current statutes, regulations and interpretations. This description is not intended to address specific tax consequences applicable to any one eligible director who receives Director Options, Retainer Stock or Meeting Stock.

DIRECTOR OPTIONS. There will not be any federal income tax consequences to either the eligible director or the Company upon grant of a Director Option. Upon exercise of a Director Option, an eligible director will generally recognize ordinary income on the date of exercise in an amount equal to the difference between the fair market value of the shares purchased and the consideration paid for the shares. In general, the Company will be entitled to a compensation expense deduction in connection with the exercise of a Director Option for any amounts includable in the taxable income of an eligible director as ordinary income.

RETAINER STOCK AND MEETING STOCK. With respect to shares issued as Retainer Stock and Meeting Stock, the participant will include as ordinary income in the year of transfer an amount equal to the fair market value of the shares transferred. The Company will receive a corresponding tax deduction for any amounts includable in the taxable income of the participant as ordinary income.

PLAN BENEFITS

The following table illustrates the options and the shares of Retainer Stock and Meeting Stock that the eligible directors of the Company as a group have been granted under the 1998 Director Plan.

                                  PLAN BENEFITS
                               1998 DIRECTOR PLAN

                                              Number of Shares           Number of Shares         Number of Shares
                                                 Underlying             of Retainer Stock         of Meeting Stock
Name and Position                              Options Granted               Granted                  Granted
-----------------                              ---------------               -------                  -------
Non-Executive Director Group                  140,000(1)                 117,929(2)               140,320(3)

-----------

(1) Includes Annual Option of 10,000 Mr. Lucas, as of January 2, 1998 and Initial Options of 50,000 granted, 25,000 each to Mr. Dillon and Mr. Moore, and Annual Options of 40,000 granted, 10,000 each to Messrs. Almog, Dillon, Lucas and Moore, as of January 5, 1999 and Annual Options of 40,000 granted, 10,000 each to Messrs. Almog, Dillon, Lucas and Moore, as of January 5, 2000.

(2) Includes 28,233 shares issued in payment of the November 1997 retainer and 80,000 shares issued in payment of the November 1998 retainer and 9,696 shares issued in payment of the November 1999 retainer.

(3) Includes 113,653 shares issued in payment of Board meeting fees, and 26,667 shares issued to Mr. Almog in payment of annual retainer fees for previous years.

RECOMMENDATION OF THE BOARD

The Board recommends a vote FOR approval of the amendment to the 1998 Director Plan. The affirmative vote of the holders of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting, assuming a quorum is present, is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR approval of such proposed amendment.


                          COMPARATIVE STOCK PERFORMANCE

The graph below compares the cumulative total return during the period January 1, 1995 to December 31, 1999 for the Company's Common Stock, the Nasdaq - U.S. Index and the Nasdaq - Computer Manufacturer Stock Index. This graph assumes the investment on January 1, 1995 of approximately $100 in the Company's Common Stock and the stock in the companies presented in the Nasdaq - U.S. Index and the Nasdaq - Computer Manufacturer Stock Index on January 1, 1995 and the reinvestment of all dividends.

                  NASDAQ                NASDAQ              TRICORD
                  STOCK                COMPUTER             SYSTEMS,
               MARKET - US           MANUFACTURERS            INC.
               -----------           -------------          --------
12/31/94         100.000               100.000               100.000
 3/31/95         108.951               105.388                97.619
 6/30/95         124.623               128.125                71.429
 9/30/95         139.634               154.150                86.895
12/31/95         141.335               157.450                57.143
 3/31/96         147.952               162.245                78.571
 6/30/96         160.006               182.385                85.714
 9/30/96         165.705               201.120                51.181
12/31/96         173.892               211.091                28.571
 3/31/97         164.463               177.414                11.905
 6/30/97         194.590               229.306                23.810
 9/30/97         222.521               287.836                19.048
12/31/97         213.073               255.345                 9.524
 3/31/98         249.365               314.205                20.838
 6/30/98         256.215               372.211                21.429
 9/30/98         231.371               407.322                 9.524
12/31/98         300.248               553.257                42.857
 3/31/99         335.857               622.543                48.210
 6/30/99         367.468               689.736                67.867
 9/30/99         325.848               776.463                66.667
12/31/99         542.430             1,163.207                92.857

                             EXECUTIVE COMPENSATION

The following table provides summary information concerning cash and non-cash compensation paid to or earned by the Company's Co-Chief Executive Officer and the four most highly paid executive officers of the Company, all of whom received or earned cash and non-cash salary and bonus of more than $100,000 for the fiscal year ended December 31, 1999 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE



                                                                                                       LONG-TERM
                                                   ANNUAL COMPENSATION                                COMPENSATION
                                                   -------------------                                ------------

                                                                                                       SECURITIES
                                                                     OTHER ANNUAL    RESTRICTED        UNDERLYING       ALL OTHER
NAME AND PRINCIPAL               YEAR      SALARY           BONUS     COMPENSATION      STOCK            OPTIONS       COMPENSATION
-------------------              ----      ------           -----     ------------                                     ------------
POSITION                                    (1)              (2)          (3)           AWARDS          (SHARES)           (4)
--------                                    ---              ---          ---           ------          --------           ---
John J. Mitcham                  1999     $240,000          $   --      $  3,500     $  --                566,369        $1,000
   Chairman and Co-              1998      240,000              --       186,502        --                566,369         1,000
   Chief Executive Officer       1997      270,000              --            --        --             800,000(5)         1,000

Joseph R. Canion (6)             1999           --              --            --        --                     --            --
   Co-Chief Executive            1998           --              --            --        --                     --            --
   Officer                       1997           --              --            --        --                     --            --

J. David Cabello                 1999      112,500              --            --        --                500,000         1,000
   Vice President and            1998       10,288              --            -- 196,875(7)               500,000            --
   General Counsel               1997           --              --            --        --                     --            --

Kathleen H. Clark                1999      150,000              --            --        --                500,000         1,000
   Vice President,               1998       10,288              --            -- 196,875(7)               500,000            --
   Marketing                     1997           --              --            --        --                     --            --

Alexander H. Frey                1999      160,000              --            --        --                540,000         1,000
   Senior Vice President,        1998      122,500          25,000           150  75,000(8)               540,000         1,000
   Architecture                  1997      103,752          25,000        86,537        --             300,000(5)         1,000

Charles E. Pearsall              1999      150,000              --            --        --                350,500         1,000
   Vice President,               1998      115,833          30,000            --        --                350,500         1,000
   Engineering                   1997       95,000          35,000        24,316        --             175,000(5)         1,000

------------

(1) The following Named Executive Officers elected to receive a portion of their 1998 fourth quarter salary in the form of Common Stock at the closing price on the day such salary was due: Mr. Mitcham ($60,000; 78,556 shares); Mr. Frey ($4,500; 5,892 shares); and Mr. Pearsall ($3,600; 4,714 shares).

(2) Bonuses for services rendered have been included as compensation for the year earned, even though such bonuses may have actually been paid in the following year. For bonuses earned in 1998, the following Named Executive Officers elected to receive their 1998 bonuses in the form of Common Stock at the closing price on January 29, 1999, the day prior to the date of Board approval of such bonuses: Mr. Frey ($25,000; 7,547 shares) and Mr. Pearsall ($30,000; 9,056 shares). For bonuses earned in 1997, the following Named Executive Officers elected to receive their bonuses in the form of Common Stock at the closing price on February 12, 1998, the day the Board approved such bonuses: Mr. Frey ($25,000; 40,000 shares) and Mr. Pearsall ($35,000; 56,000 shares).

(3) "Other Annual Compensation" consists of the following: For 1999, refund of life insurance premiums for Mr. Mitcham; For 1998 relocation assistance and refund of life insurance premiums for Mr. Mitcham, which Mr. Mitcham elected to receive in the form of Common Stock at the closing price on the day the Board approved such payments (relocation assistance, $172,502; 230,003 shares at $0.75 per share, and refund of life insurance premiums, $14,000; 14,451 shares at $0.97 per share), and a recognition award to Mr. Frey; For 1997, relocation assistance to Mr. Frey and Mr. Pearsall.

(4) "All Other Compensation" consists of the Company's matching contribution to the employees' accounts in the Company's 401k Retirement Plan.

(5) Certain options previously granted in 1995 and 1996 were canceled and reissued in 1997 at the then market price as follows: Mr. Mitcham, 800,000 shares; Mr. Frey 100,000 shares; and Mr. Pearsall, 100,000 shares.

(6) Mr. Canion is a Co-Chief Executive Officer of the Company and an employee but does not receive compensation.

(7) Effective December 7, 1998, the Company granted to Mr. Cabello and Ms. Clark restricted stock awards, each consisting of 300,000 shares of Common Stock that are restricted and subject to forfeiture in satisfaction of certain contingent obligations of the Company. Such award is valued for purposes of the above table based on the closing price of the Common Stock on the date of grant. The restrictions on these shares lapse with respect to 100,000 shares if Mr. Cabello and Ms. Clark remain in the employ of the Company until a financing arrangement is completed, with respect to 100,000 shares if Mr. Cabello and Ms. Clark remain in the employ of the Company until December 1, 1999, and with respect to 100,000 shares if Mr. Cabello and Ms. Clark remain in the employ of the Company until December 1, 2000. As of December 31, 1999, each had restrictions that lapsed on 200,000 such shares of restricted Common Stock and each had 100,000 such shares of restricted Common Stock each with a value of $487,500 based on the closing price of the Common Stock as of such date. In February 2000, Mr. Cabello and Ms. Clark terminated their employment with the Company resulting in the forfeiture of 100,000 shares each of the unvested portion of the restricted stock awards.

(8) Effective November 3, 1998, the Company granted to Mr. Frey a restricted stock award consisting of 150,000 shares of Common Stock that are restricted and subject to forfeiture in satisfaction of certain contingent obligations of the Company. Such award is valued for purposes of the above table based on the closing price of the Common Stock on the date of grant. The restrictions on these shares lapse with respect to 75,000 shares if Mr. Frey remains in the employ of the Company until December 1, 1999 and with respect to the remaining 75,000 shares if Mr. Frey remains in the employ of the Company until December 1, 2000. As of December 31, 1999, 75,000 such shares of restricted Common Stock had a value of $365,625, based on the closing price of the Common Stock as of such date.

OPTIONS

The following tables provide certain information regarding option grants and exercises during 1999 to or by the executive officers named in the Summary Compensation Table above and the number and value of the options held by such persons at the end of 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR



                                             INDIVIDUAL GRANTS (1)
                          ------------------------------------------------------------

                                                                                        POTENTIAL REALIZABLE VALUE
                           NUMBER OF      % OF TOTAL                                    AT ASSUMED ANNUAL RATES OF
                           SECURITIES      OPTIONS                                       STOCK PRICE APPRECIATION
                           UNDERLYING     GRANTED TO                                       FOR OPTION TERM (2)
                            OPTIONS      EMPLOYEES IN     EXERCISE OR     EXPIRATION
          NAME              GRANTED          1999         BASE PRICE        DATE            5%              10%
          ----              -------          ----         ----------        ----            --              ---
John J. Mitcham                --             --              --             --              --             --

Joseph R. Canion               --             --              --             --              --             --

J. David Cabello               --             --              --             --              --             --

Kathleen H. Clark              --             --              --             --              --             --

Alexander H. Frey              --             --              --             --              --             --

Charles E. Pearsall            --             --              --             --              --             --


-----------
(1) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Common Stock, overall market conditions and the executive's continued employment with the Company. The amounts represented in this table may not necessarily be achieved.


               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES



                                                                                        VALUE OF UNEXERCISED
                                                          NUMBER OF UNEXERCISED      IN-THE-MONEY OPTIONS AT END
                                                         OPTIONS AT END OF 1999              OF 1999 (1)
                                                         ----------------------              -----------

                           SHARES
                         ACQUIRED ON       VALUE
         NAME           EXERCISE (2)   REALIZED (3)    EXERCISABLE     UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
         ----           ------------   -----------     -----------     -------------    -----------     -------------
John J. Mitcham              --        $    --           241,369           325,000      $944,489        $1,336,400
Joseph R. Canion             --             --                --                --            --                --
J. David Cabello             --             --           125,000           375,000       508,000         1,524,000
Kathleen H. Clark            --             --           125,000           375,000       508,000         1,524,000
Alexander H. Frey            --             --           224,500           315,500       883,323         1,266,117
Charles E. Pearsall          --             --           145,500           205,000       569,848           822,938

---------------------
(1) Value calculated as the excess of the market value of the Common Stock at December 31, 1999 ($4.72) over the exercise price per share. The market value of the Common Stock at December 31, 1999 represents the average of the high and low sales price as reported on the Nasdaq SmallCap Market System. Options are in-the-money if the market price of the shares exceeds the option exercise price. As of December 31, 1999, all of the options held by these officers were in-the-money.

(2) The exercise price may be paid in cash or, in the Compensation Committee's discretion, by delivery of a promissory note or shares of Common Stock valued at the fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the executive provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus applicable withholding taxes.

(3) Value calculated as the excess of the market value at the date of exercise over the option exercise price.

CHANGE IN CONTROL ARRANGEMENTS

Under the Company's option plans, in the event a "change in control" of the Company occurs, all outstanding options held by a participant for at least six months will become immediately exercisable in full and will remain exercisable for the remainder of their terms, regardless of whether the participant remains in the employ or service of the Company or any subsidiary. A "change in control" for purposes of the Company's option plans will generally occur upon the following events: (a) the sale or other transfer of substantially all of the assets of the Company; (b) the liquidation or dissolution of the Company; (c) a merger or consolidation involving the Company if 70% or less of the voting stock of the surviving company is held by persons who were stockholders of the Company immediately before the merger or consolidation; (d) any person becomes the beneficial owner of 30% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors; (e) the "continuity directors" (directors as of the date the applicable plan was adopted and additional directors nominated or elected by the "continuity directors") of the Company cease to constitute at least a majority of the Board; or (f) any change of control that is required to be reported under
Section 13 or 15 (d) of the Securities Exchange Act of 1934 (the "Exchange
Act").

In addition to the change in control provisions under its option plans and agreements, the Company also has in place a change in control agreement with Mr. Charles E. Pearsall, the Company's Vice President of Engineering. Pursuant to this agreement (the "Change in Control Agreement"), in the event of a Change in Control Termination (as defined below), the Company agrees (a) to make a lump-sum cash payment to the employee in an amount equal to one and one-half times such employee's annual base salary, plus one and one-half times such employee's target annual cash bonus for the year during which the termination occurs, (b) to provide to the employee continued coverage under the Company's group health plan for up to 18 months, (c) to provide to the employee a "gross-up" payment sufficient to pay any excise tax imposed under Section 4999 of the Code (or any comparable state or local law) resulting from any Change in Control (as defined below), and (d) to provide to the employee outplacement counseling services costing up to 5% of such employee's annual base salary.

For purposes of the Change in Control Agreement, a "Change in Control Termination" is deemed to occur if the Company terminates such employee's employment for any reason other than for Cause (which includes gross misconduct, willful and continued failure to perform, or conviction of a felony or gross misdemeanor) or the employee's death or the employee terminates his or her employment for Good Reason (which includes an adverse change in the employee's position with the Company, reduction in base salary or benefits, forced relocation, or failure by the Company to observe certain requirements of the Change in Control Agreement) and any such termination occurs either within 12 months after the last day of the month in which the Change in Control occurred or prior to the Change in Control if the employee's termination was a condition of or related to the Change in Control. For purposes of the Change in Control Agreement, a "Change in Control" is defined to include (a) a merger involving the Company where the pre-merger stockholders own at least 50% but less than 80% of the surviving Company's voting stock (unless approved by the "continuity directors") or less than 50% of the surviving Company's voting stock (whether or not approved by the "continuity directors"), (b) a transfer of substantially all of the Company's assets or a liquidation of the Company, (c) the acquisition by any person or group of 20% or more but less than 50% of the Company's voting stock (unless approved by the "continuity directors") or 50% or more of the Company's voting stock (whether or not approved by the "continuity directors"), (d) the "continuity directors" (the current directors and their future nominees) ceasing to constitute a majority of the Board of Directors, and (e) any other change in control that would be required to be reported by the Securities and Exchange Commission.

The change in control provisions of the Company's option plans, as well as the Change in Control Agreement, are designed to attract and retain valued employees of the Company and to ensure that the performance of these employees is not undermined by the possibility, threat or occurrence of a change in control. While these measures were not adopted to deter takeovers, they may have an incidental anti-takeover effect by making it more expensive for a bidder to acquire control of the Company.

MITCHAM EMPLOYMENT AGREEMENT

Pursuant to the terms of an employment agreement, dated as of May 2, 1995, Mr. Mitcham is paid an annual base salary that is determined each year by the Compensation Committee based on a performance and salary review of Mr. Mitcham. The base salary was initially fixed at $300,000. In addition to base salary, the employment agreement provided for the grant to Mr. Mitcham of certain options to purchase 800,000 shares Common Stock. Mr. Mitcham is also entitled to customary benefits, reimbursements of business expenses and reimbursement for premiums on a term life insurance policy up to a maximum of $3,500 per year. In addition, pursuant to the employment agreement, the Company agreed to reimburse Mr. Mitcham for his relocation expenses (up to a maximum of $100,000) plus amounts for any taxes on such reimbursement amounts.

The employment agreement continues until terminated and may be terminated in the following circumstances: (i) by the Company upon written notice with or without cause; (ii) by Mr. Mitcham upon 30 days' written notice; or (iii) upon Mr. Mitcham's death or disability. If the Company terminates the employment agreement other than for cause or if Mr. Mitcham terminates the agreement due to a material breach by the Company that is not cured within 30 days of notice, the Company will be obligated to continue to pay Mr. Mitcham his then current base salary for a period of two years following such termination, if such termination occurs within two years after the effective date of the agreement, or for a period of one year following such termination, if termination occurs thereafter. Such payments, however, will continue only so long as Mr. Mitcham conscientiously and aggressively seeks new employment and complies with his continuing obligations under the employment agreement and will be reduced to reflect any payments received during such period from another employer.

Pursuant to the employment agreement, Mr. Mitcham has agreed that, during his employment and for a period of one year thereafter, he will not: (i) compete in the network server business within any state or country in which the Company markets or services products or provides services; (ii) interfere in any way with the Company's relationship with any of its current or potential customers; or (iii) employ or attempt to employ any of the Company's employees. In addition, the employment agreement prohibits the disclosure of confidential information to anyone outside of the Company during and subsequent to Mr. Mitcham's employment and requires disclosure to the Company of ideas, discoveries or inventions relating to or resulting from Mr. Mitcham's work for the Company and assignment to the Company of all proprietary rights to such ideas, discoveries or inventions.

WRABETZ EMPLOYMENT AGREEMENT

Pursuant to the terms of an employment agreement, dated as of March 1, 2000, Ms. Wrabetz is paid an initial annual base salary of $200,000. In addition to base salary, the employment agreement provides for the grant to Ms. Wrabetz of certain options to purchase 700,000 shares Common Stock. Ms. Wrabetz is also entitled to customary benefits.

If the Company terminates Ms. Wrabetz's employment other than for cause or if Ms. Wrabetz terminates he employment following a significant reduction in her responsibilities, Ms. Wrabetz will receive (i) a lump sum cash payment equal to 12 months of her then current base salary, (ii) acceleration of the exercisability of options that have been held at least six months from the date of grant and that would have become exercisable during the 12-month period following her termination, and (iii) a 90-day post termination period within which to exercise options that are exercisable as of her termination (including options becoming exercisable pursuant to the acceleration described above).

If a Change in Control of the Company occurs (as defined in the 1998 Plan) while Ms. Wrabetz is employed by the Company and prior to six months from the date she commenced such employment, she will receive a lump sum cash payment equal to 12 months of her then current base salary. If Ms. Wrabetz's employment is terminated for any reason (other than by the Company for cause) within 24 months following such a Change in Control, her options will become exercisable in full and will remain exercisable for the remainder of their terms.

INVESTORS AGREEMENTS

In connection with a private placement to certain investors of the Company's Common Stock in December 1998 (the "1998 Private Placement"), the Company, the purchasers in the 1998 Private Placement (the "1998 Purchasers"), and John Mitcham, the Company's Chief Executive Officer, entered into an Investors Agreement, dated effective as of December 7, 1998, as amended and restated April 13, 2000 (the "Investors Agreement"). Among other provisions, the Investors Agreement (a) provides the 1998 Purchasers with certain demand and "piggyback" registration rights; (b) provides the 1998 Purchasers with certain rights of first refusal to acquire a pro-rata portion of securities sold or issued by the Company in certain future private placement financings; (c) provides the 1998 Purchasers with rights of co-sale in the event that Mr. Mitcham desires to sell Voting Securities (as defined in the Investors Agreement) under certain circumstances; and (d) provides that, as long as Rod Canion (one of the Purchasers) or his immediate family members and trusts and entities established for their benefit holds at least one-third of the Voting Securities acquired in connection with the 1998 Private Placement, the Company will use its best efforts to cause Mr. Canion, or his designee ("the Investors' Nominee"), to be elected to the Board of Directors of the Company. The Investors' Nominee will have the option of choosing when to accept election. Prior to accepting election, the Investors Nominee will not be permitted to vote, but will be allowed to attend board meetings as a visitor. Mr. Canion has not yet chosen to submit a candidate for election to the Board of Directors.

In connection with the 1998 Private Placement, each 1998 Purchaser agreed not to offer, sell or otherwise transfer any securities acquired pursuant to the 1998 Private Placement without the prior approval of the Board of Directors except (i) pursuant to a public offering registered under the Securities Act of 1933, as amended (the "Act"),
(ii) pursuant to Rule 144 of the Act, (iii) pursuant to a transaction that effects a broad distribution of the Company's securities without resulting in an acquiring person holding more than 3% of the voting securities of the Company,
(iv) transfers to certain related parties or (v) bona fide pledges to institutional lenders for money borrowed. The 1998 Purchasers also agreed to not solicit proxies or become a participant in a solicitation of proxies in opposition to the recommendation of the majority of the directors of the Company with respect to the election of directors.

In connection with the 1998 Private Placement, each director and officer of the Company entered into a lock-up agreement (collectively, the "Lock-Up Agreements"), pursuant to which each such person agreed that, until the earlier of June 30, 2000 or three months after the date on which the Company's storage management software has been licensed for commercial use for 90 days, such person will not, without the prior written consent of the 1998 Purchasers holding a majority of the shares sold by the Company in the 1998 Private Placement, and subject to certain exceptions, sell or otherwise dispose of Common Stock or rights to acquire Common Stock.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Almog and Mr. Lucas served as members of the Compensation Committee of the Board of Directors during 1999. On December 15, 1998, Mr. Lucas, through a trust with respect to which he is deemed the beneficial owner, participated in the 1998 Private Placement by the Company. Mr. Lucas purchased a total of 75,000 shares of Common Stock at a price of $1.00 per share and received warrants to purchase an additional 75,000 shares of Common Stock at an exercise price of $3.50 per share. The warrants are exercisable until December 15, 2003.




             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with all Section 16(a) reports they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company during, or with respect to, the period ended December 31, 1999, and based on representations by such persons, all of the Company's executive officers, directors, and greater-than-10% stockholders complied with all Section 16(a) filing requirements.


                        SELECTION OF INDEPENDENT AUDITORS

The Board has appointed PricewaterhouseCoopers LLP, independent certified public accountants, as auditors of the Company for the year ending December 31, 2000. PricewaterhouseCoopers LLP has audited the financial statements of the Company since incorporation and has no other relationship with or interest in the Company.

Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP as auditors for the Company for the year ending December 31, 2000.

Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.


                      PROPOSALS FOR THE NEXT ANNUAL MEETING

Stockholder proposals intended to be presented in the proxy material relating to the next Annual Meeting of Stockholders must be received by the Company on or before December 17, 2000.

A stockholder who wishes to make a proposal at the next Annual Meeting without including the proposal in the Company's proxy statement must notify the Company by March 1, 2001. If a stockholder fails to provide notice by this date, then the persons named as proxies in the proxies solicited by the Company for the next Annual Meeting will have discretionary authority to vote on the proposal.


                                 OTHER BUSINESS

The Company knows of no other matters that will be presented at this year's Annual Meeting of Stockholders. If any other matter properly arises at the meeting, it is intended that the shares represented by proxies in the accompanying form will be voted in accordance with the judgment of the persons named in the proxies.

                                  ANNUAL REPORT

A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1999 accompanies this Notice of Annual Meeting and Proxy Statement. The Annual Report describes the financial condition of the Company as of December 31, 1999.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K (EXCLUSIVE OF EXHIBITS) FOR THE YEAR ENDED DECEMBER 31, 1999 TO EACH PERSON WHO IS A STOCKHOLDER OF THE COMPANY AS OF APRIL 7, 2000, UPON RECEIPT FROM ANY SUCH PERSON OF A WRITTEN REQUEST FOR SUCH AN ANNUAL REPORT ON FORM 10-K. SUCH REQUESTS SHOULD BE SENT TO: TRICORD SYSTEMS, INC., 2905 NORTHWEST BOULEVARD, SUITE 20, PLYMOUTH, MINNESOTA 55441, ATTENTION: INVESTOR RELATIONS.



                                        BY ORDER OF THE BOARD OF DIRECTORS,


                                        /s/ THOMAS C. THOMAS
                                        -----------------------------------
                                        Thomas C. Thomas
                                        Secretary
April 21, 2000
Plymouth, Minnesota

                             TRICORD SYSTEMS, INC.
                       2905 NORTHWEST BOULEVARD, SUITE 20
                           PLYMOUTH, MINNESOTA 55441

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRICORD SYSTEMS, INC.

The undersigned, having duly received the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 21, 2000, appoints John J. Mitcham and Thomas C. Thomas and each of them, as Proxies, each with power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of Tricord Systems, Inc. held of record by the undersigned on April 7, 2000, at the Annual Meeting of Stockholders to be held on May 18, 2000, or any adjournments thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES NAMED IN PROPOSAL
                      1 BELOW AND FOR PROPOSALS 2, 3 AND 4

1.   Election of Directors

     -  For the nominees listed below      -  Withhold Authority to vote for the
                                              nominees listed below

                             NOMINEES FOR ELECTION
                                Donald L. Lucas
                                 Fred G. Moore

2. Proposal to approve an amendment to the Company's 1998 Stock Incentive Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 3,000,000 shares to a total of 8,000,000 shares (plus any shares reserved for issuance, but not issued, under the Company's 1995 Stock Incentive Plan).

     -  For    -  Against     -  Abstain

3. Proposal to approve an amendment to the Company's 1998 Non-Employee Director Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 550,000 to 800,000 shares.

     -  For    -  Against     -  Abstain

4. Proposal to ratify the appointment of PricewaterhouseCoopers LLP, certified public accountants, as independent auditors for the Company for the year ending December 31, 2000.

     -  For    -  Against     -  Abstain

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

         (continued and to be completed and signed on the reverse side)

                          (continued from other side)

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 2, 3 AND 4 ABOVE AND TO GRANT AUTHORITY TO VOTE FOR THE NOMINEES NAMED IN PROPOSAL 1 ABOVE.

                    PLEASE SIGN exactly as the name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                    Dated:
                          ------------------------------------------------

                    Name of Stockholder(s)

                    ------------------------------------------------------

                    Signature

                    ------------------------------------------------------

                    Signature if held jointly

                    ------------------------------------------------------

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.